CMA Multi-State Municipal Series Trust
Series Number: 12
File Number: 811-5011
CIK Number: 810598
CMA North Carolina Municipal Money Fund
For the Period Ending: 03/31/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith, Inc., for the year ended March 31, 2003.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

05/31/2002	$1,000	North Carolina Medical Care	1.15%	06/01/2030
07/26/2002	10,000	North Carolina Medical Care	1.41	06/01/2030
11/25/2002	2,500	University NC Chapel Hill	1.14	02/15/2031
01/09/2003	6,500	University NC Chapel Hill	0.65	02/15/2031